Exhibit 12-A
                        Atlantic City Electric Company
                        ------------------------------

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)

                                     12 Months
                                Ended September 30,        12 Months Ended December 31,
                                                      ---------------------------------------
                                       1998             1997       1996      1995      1994
                                -------------------   --------   --------  --------  --------
Net income                              $ 40,242        85,747   $ 75,017  $ 98,752  $ 93,174
                                        --------      --------   --------  --------  --------

Income taxes                              34,224        50,442     36,958    48,277    36,130
                                        --------      --------   --------  --------  --------

Fixed charges:
 Interest on long-term debt               63,133        64,501     64,847    62,879    58,460
 Other interest                            3,435         3,574      4,019     4,364     4,148
 Preferred stock dividend
  requirements of subsidiaries             5,775         5,775      1,428         -         -
                                        --------      --------   --------  --------  --------
Total fixed charges                       72,343        73,850     70,294    67,243    62,608
                                        --------      --------   --------  --------  --------

Earnings before income taxes
 and fixed charges                      $146,809      $210,039   $182,269  $214,272  $191,912
                                        ========      ========   ========  ========  ========

Ratio of earnings to
 fixed charges                              2.03          2.84       2.59      3.19      3.07
                                        --------      --------   --------  --------  --------

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, and the interest factor associated with the Company's major leases.

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